Simpson Manufacturing Co., Inc. Announces Second Quarter Results

PLEASANTON, Calif., July 25, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its second quarter 2013 results.

Results for the Three Months Ended June 30, 2013, Compared with the Three Months Ended June 30, 2012

Overview

Net sales increased 7.6% to $195.6 million for the second quarter of 2013 from $181.7 million for the second quarter of 2012. The Company had net income of $18.5 million for the second quarter of 2013 compared to net income of $15.9 million for the second quarter of 2012. Diluted net income per common share was $0.38 for the second quarter of 2013 compared to diluted net income of $0.33 per common share for the second quarter of 2012. The Company continues to invest in its strategic initiatives, such as an expanded offering of concrete construction products, particularly specialty chemicals, and wood construction products, particularly truss plate and software offerings.

Net sales

The increase in the Company's second quarter 2013 net sales was primarily due to increased sales in North America, which were affected by improved economic conditions, including a greater number of housing starts compared to the second quarter of 2012. Net sales were affected negatively by economic conditions in Europe, reduced home center sales and lower selling prices in regions of the United States, Canada and Europe.

  Segment net sales:
    North America net sales increased 10.5% in the second quarter of 2013, compared to the second quarter of 2012. Net sales in the United States increased in all regions over the same period in 2012, despite the loss of some home center business and price reductions. Canada net sales decreased over the same period in 2012 due to lower sales volumes and lower selling prices.
    Europe net sales decreased 5.9% in the second quarter of 2013, compared to the second quarter of 2012, with approximately half of the decrease due to exiting the heavy-duty mechanical anchor business. The region's economic conditions, extended winter conditions and price decreases also contributed to the lower net sales. Effects due to foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributers and lumber dealers increased in the second quarter of 2013, compared to the second quarter of 2012, while net sales to home centers decreased, partly as a result of the loss of Lowe's Companies Inc. ("Lowes") as a customer in the second quarter of 2012. Lowes accounted for $5.3 million in net sales in the second quarter of 2012.
    Excluding Lowes, net sales to home centers increased 6% in the second quarter of 2013 compared to the second quarter of 2012, while net sales to the Company's largest customer increased 10% over the same period.
    Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of total Company sales in the second quarter of each of 2013 and 2012.
    Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of total Company sales in the second quarter of each of 2013 and 2012.

Gross profit

Gross profit increased to $89.4 million in the second quarter of 2013 from $83.1 million in the second quarter of 2012. Gross profit as a percentage of net sales decreased slightly from 45.8% in the second quarter of 2012 to 45.7% in the second quarter of 2013.

  North America – Gross profit margin decreased from 48.2% in the second quarter of 2012 to 47.6% in the second quarter of 2013, as a result of competitive price pressure, higher factory overhead and higher distribution costs, as a percentage of sales, partly offset by lower material costs as a percentage of sales. Concrete construction product sales, which have a lower gross margin than wood construction product sales, increased to 13% of North America sales in the second quarter of 2013 from 12% over the same period in 2012 and negatively affected the gross profit margin.
  Europe – Gross profit margin increased to 39.2% in the second quarter of 2013 from 37.3% in the second quarter of 2012, as a result of decreased material, labor and factory overhead costs (due to higher production volumes) and distribution costs, as a percentage of sales. Exiting the heavy-duty mechanical anchor business also contributed to the increased gross profit margin. Concrete construction product sales, which have a lower gross margin than wood construction product sales, decreased from 22% of Europe sales in the second quarter of 2012 to 20% in the second quarter of 2013, and positively affected the gross profit margin.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased from 13% in the second quarter of 2012 to 9% in the second quarter of 2013, primarily due to reduced concrete construction product costs, including material and factory overhead costs, partly offset by higher distribution costs.
  Steel prices – Steel prices increased slightly during the second quarter in the United States market. The Company expects steel prices to continue to increase during the third quarter of 2013 if demand increases as expected.

Research and development and engineering expenses

Research and development and engineering expenses increased 4.9% to $9.5 million in the second quarter of 2013 from $9.0 million in the second quarter of 2012, primarily due to the Company replacing Keymark, an outside software development firm contracted by the Company during 2012, with an in-house software development team at the beginning of 2013.

  North America – Research and development and engineering expenses increased $0.3 million, primarily due to $2.0 million in 2013 in-house software development costs, comprising mostly personnel costs, compared to $1.6 million in 2012 paid to Keymark for software development. The increase in in-house software development costs for the second quarter of 2013 was primarily due to the hiring of additional programmers and contracted services.

Selling expenses

Selling expenses increased 8.9% to $21.7 million in the second quarter of 2013 from $19.9 million in the second quarter of 2012, primarily due to increases of $0.7 million in personnel costs, $0.4 million in cash profit sharing, and $0.2 million in each of stock-based compensation, professional and legal fees and promotional expenses.

  North America – Selling expenses increased $1.7 million, primarily due to increases of $0.5 million in personnel costs, mostly from additional sales representatives in support of new businesses acquired in 2011 and 2012 and increased pay rates, $0.3 million in cash profit sharing costs due to increased profits, and $0.2 million in each of stock-based compensation and professional and legal fees.

General and administrative expenses

General and administrative expenses increased 5.6% to $28.6 million in the second quarter of 2013 from $27.1 million in the second quarter of 2012, primarily due to increases of $0.9 million in personnel costs, $0.8 million in cash profit sharing and $0.6 million in stock-based compensation, partly offset by decreases of $0.5 million in professional and legal fees and $0.2 million in communication and computer expense and a reduction of $0.2 million in losses from foreign currency translations.

  North America – General and administrative expenses increased $1.3 million, primarily due to increases of $1.0 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013 and $0.7 million in cash profit sharing due to increased profits, partly offset by decreases of $0.2 million in bad debt expense and $0.2 million in communication and computer expense.
  Europe – General and administrative expenses decreased slightly by $0.1 million, primarily due to reduced losses from foreign currency translations of $0.2 million and various other decreases, mostly offset by increased stock-based compensation of $0.4 million.
  Admin & All Other – General and administrative expenses increased $0.4 million, primarily due to various increases, including personnel costs, cash profit sharing and stock-based compensation, partly offset by a decrease of $0.6 million in legal and professional fees.

Income taxes

The effective income tax rate decreased from 41.7% in the second quarter of 2012 to 37.7% in the second quarter of 2013, due to reduced operating losses in the second quarter 2013 in the Europe and Asia/Pacific segments for which a valuation allowance was recorded.

Results for the Six Months Ended June 30, 2013, Compared with the Six Months Ended June 30, 2012

Overview

Net sales increased 2.8% to $350.1 million in the first half of 2013 from $340.4 million in the first half of 2012. The Company had net income of $23.3 million in the first half of 2013 compared to net income of $23.1 million in the first half of 2012. Diluted net income per common share was $0.48 in the first half of each of 2013 and 2012.

Net sales

The increase in net sales was primarily due to increased sales in North America, which were positively affected by improved economic conditions, including a greater number of housing starts compared to the first half of 2012, despite reduced home center sales and lower selling prices.

  Segment net sales:
    North America net sales were up 5.5% in the first half of 2013, compared to the first half of 2012. Sales in the United States increased over the same period in 2012, despite reduced home center business and lower selling prices. Canada net sales decreased slightly over the same period in 2012 due to lower sales volumes and lower selling prices.
    Europe net sales decreased 10.2% in the first half of 2013, compared to the first half of 2012, primarily due to exiting the heavy-duty mechanical anchor business, the region's economic conditions, lower sales volumes and lower selling prices. Based on current information, the Company does not expect the region's economic conditions to improve during the second half of 2013, which will continue to negatively affect net sales. Effects due to foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Net sales to contractor distributors, dealer distributors and lumber dealers increased in the first half of 2013, compared to the first half of 2012, while net sales to home centers decreased, partly as a result of the loss of Lowes as a customer in the second quarter of 2012. Lowes accounted for $11.7 million in net sales in the first half of 2012.
    Excluding Lowes, net sales to home centers decreased 2% in the first half of 2013, compared to the same period in 2012, while net sales to the Company's largest customer increased 1% over the same period.
    Wood construction product sales represented 85% of total Company sales in the first half of 2013, down from 86% in the first half of 2012.
    Concrete construction product sales increased as a percentage of total sales to 15% in the first half of 2013, from 14% in the first half of 2012.

Gross profit

Gross profit increased to $154.4 million in the first half of 2013 from $152.6 million in the first half of 2012. Gross profit as a percentage of net sales decreased from 44.8% in the first half of 2012 to 44.1% in the first half of 2013. Based on current information, the Company estimates that its 2013 full-year gross profit margin will be 42% to 43%.

  North America – Gross profit margin decreased from 47.5% in the first half of 2012 to 46.3% in the first half of 2013, as a result of competitive price pressure, higher factory overhead and higher distribution costs as a percentage of sales. Concrete construction product sales, which have a lower gross margin than wood construction product sales, increased to 13% of North America sales in the first half of 2013 from 12% in the first half of 2012, and negatively affected the gross profit margin.
  Europe – Gross profit margin increased to 35.5% in the first half of 2013 from 35.0% in the first half of 2012, as a result of lower material, labor, distribution, and factory overhead costs as a percentage of sales, partly due to exiting the heavy-duty mechanical anchor business.
  Product mix – The gross profit margin differential between wood construction products and concrete construction products decreased from 16% in the first half of 2012 to 11% in the first half of 2013, primarily due to reduced concrete construction product costs including material and labor costs as well as savings from exiting the heavy-duty mechanical anchor business, partly offset by higher factory overhead and distribution costs.

Research and development and engineering expenses

Research and development and engineering expenses decreased 2.5% from $18.2 million in the first half of 2012 to $17.8 million in the first half of 2013, primarily due to the Company replacing Keymark, an outside software development firm contracted by the Company during 2012, with an in-house software development team at the beginning of 2013, partly offset by increased personnel costs.

  North America – Research and development and engineering expenses decreased $0.2 million, primarily due to $3.6 million in 2012 Keymark fees for software development costs compared to $3.4 million in 2013 in-house software development costs, comprising mostly personnel costs and contracted services.
  North America – The pace of spending on software development accelerated by $0.5 million in the second quarter of 2013 over the first quarter of 2013. Based on current information, the Company estimates the pace of spending to continue at the higher rate in the second half of 2013.
  Europe – Research and development and engineering expenses decreased $0.5 million, primarily due to a decrease of $0.6 million in professional fees.

Selling expenses

Selling expenses increased 6.7% to $43.0 million in the first half of 2013 from $40.3 million in the first half of 2012, primarily due to increases of $1.2 million in personnel costs, $0.6 million in promotional costs, $0.4 million in stock-based compensation, $0.2 million in professional fees and $0.2 million in cash profit sharing.

  North America – Selling expenses increased $2.8 million, primarily due to increases of $1.2 million in personnel costs (mostly from additional sales representatives in support of new businesses acquired in 2011 and 2012 and increased pay rates), $0.6 million in promotional costs, $0.4 million in stock-based compensation and $0.2 million in professional fees.

General and administrative expenses

General and administrative expenses increased 2.9% to $54.9 million in the first half of 2013 from $53.3 million in the first half of 2012, primarily due to increases of $0.8 million in personnel cost, $0.6 million in impairment expenses and $0.5 million in facility expenses, as well as a $0.5 million increase in net losses from foreign currency translations and a $0.4 million reduction in intangible amortization expense. These changes were partly offset by a $1.2 million decrease in legal and professional fees.

  North America – General and administrative expenses increased $0.5 million, primarily due to increases of $1.3 million in personnel costs due to the addition of administrative and information technology staff and pay rate increases instituted in January 2013 and $0.5 million in intangible amortization expense due to recent acquisitions, partly offset by decreases of $0.5 million in impairment costs and $0.4 million in legal and professional fees and various other decreases in expenses.
  Europe – General and administrative expenses increased $0.7 million, primarily due to a $1.0 million impairment associated with the Company's real estate in Ireland and a $0.5 million reduction in gains from foreign currency translations, partly offset by a $0.6 million decrease in personnel costs.

Income taxes

The effective income tax rate decreased from 43.5% in the first half of 2012 to 39.8% in the first half of 2013 primarily due to $2.3 million in non-deductible acquisition costs recorded in 2012. Based on current information and subject to future events and circumstances, the Company estimates that its 2013 effective tax rate will be 40% to 42%.

Additional information

At its meeting on July 17, 2013, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be October 3, 2013, and it will be paid on October 24, 2013.

At the same July 17, 2013 meeting, the Company's Board of Directors elected Karen Colonias to the Board for an initial term expiring at the annual meeting of stockholders in 2014. Ms. Colonias has been the Company's Chief Executive Officer since January 2012. From May 2009 to January 2012, she was our Chief Financial Officer, Secretary and Treasurer. Prior to that, she held the position of Vice President of our subsidiary, Simpson Strong-Tie Company Inc., and in that capacity since 2004 served as the Branch Manager of Simpson Strong-Tie's manufacturing facility in Stockton, California. She joined Simpson Strong-Tie in 1984 as an engineer in the research and development department, where she was responsible for the design and testing of new products and code development. In 1998, Simpson Strong-Tie promoted Ms. Colonias to Vice President of Engineering, responsible for Simpson Strong-Tie's research and development efforts. Before joining Simpson Strong-Tie, she worked as a civil engineer for the Bechtel Corporation. Ms. Colonias has a BS in Engineering and an MBA and is also a licensed professional engineer. Ms. Colonias has not yet been appointed to any committees of the Board.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, July 26, 2013, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three and six months ended June 30, 2013 and 2012, were as follows:

	Three Months		Six Months
	Ended June 30,		Ended June 30,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Net sales	$195,596	$181,703	$350,130	$340,437
Cost of sales	106,176	98,557	195,736	187,886
Gross profit	89,420	83,146	154,394	152,551

Research and development and engineering expenses	9,484	9,043	17,792	18,240
Selling expenses	21,652	19,881	43,024	40,314
General and administrative expenses	28,595	27,087	54,884	53,331
Loss (gain) on sale of assets	11	(13)	3	10

Income from operations	29,678	27,148	38,691	40,656

Interest income, net	1	58	40	123
Income before taxes	29,679	27,206	38,731	40,779

Provision for income taxes	11,177	11,347	15,434	17,719

Net income	$ 18,502	$ 15,859	$ 23,297	$ 23,060

Earnings per common share:
Basic	$ 0.38	$ 0.33	$ 0.48	$ 0.48
Diluted	0.38	0.33	0.48	0.48

Weighted average shares outstanding:
Basic	48,529	48,340	48,532	48,307
Diluted	48,628	48,419	48,627	48,378

Other data:
Depreciation and amortization	$ 7,290	$ 7,093	$ 14,777	$ 13,813
Pre-tax impairment of assets	–	–	1,025	461
Pre-tax equity-based compensation expense	3,023	2,116	6,001	5,300

Cash dividend declared per common share	$ 0.125	$ 0.125	$ 0.125	$ 0.25

The Company's financial position (unaudited) as of June 30, 2013 and 2012, and December 31, 2012, was as follows:

	June 30,		December 31,
(Amounts in thousands)	2013	2012	2012
Cash and short-term investments	$165,275	$162,719	$ 175,553
Trade accounts receivable, net	126,888	120,119	82,812
Inventories	196,247	185,217	204,124
Assets held for sale	586	–	593
Other current assets	21,339	26,640	34,972
Total current assets	510,335	494,695	498,054

Property, plant and equipment, net	209,544	208,685	213,452
Goodwill	122,678	127,983	121,981
Other noncurrent assets	54,428	47,542	56,835
Total assets	$896,985	$878,905	$ 890,322

Trade accounts payable	$ 29,579	$ 34,740	$ 37,117
Notes payable and lines of credit	1,201	4,837	178
Other current liabilities	64,953	60,448	58,220
Total current liabilities	95,733	100,025	95,515

Other long-term liabilities	8,221	5,936	5,239
Stockholders' equity	793,031	772,944	789,568
Total liabilities and stockholders' equity	$896,985	$878,905	$ 890,322

Additional financial data of the Company (unaudited) for the three months and six months ended June 30, 2013 and 2012, were as follows:

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2013	2012	change	2013	2012	change
Net Sales by Reporting Segment
North America	$159,757	$144,532	11%	$287,493	$272,500	6%
Europe	32,099	34,120	(6%)	56,016	62,356	(10%)
Asia/Pacific	3,502	2,735	28%	6,147	5,107	20%
Administrative and all other	238	316	N/M	474	474	N/M
Total	$195,596	$181,703	8%	$350,130	$340,437	3%

Net Sales by Product Group*
Wood Construction	$165,869	$154,810	7%	$298,666	$292,589	2%
Concrete Construction	29,421	26,488	11%	50,856	47,230	8%
Other	306	405	N/M	608	618	N/M
Total	$195,596	$181,703	8%	$350,130	$340,437	3%
Gross Profit (Loss) by Reporting Segment
North America	$ 76,036	$ 69,707	9%	$133,128	$129,533	3%
Europe	12,585	12,729	(1%)	19,886	21,854	(9%)
Asia/Pacific	881	339	160%	1,327	749	77%
Administrative and all other	(82)	371	N/M	53	415	N/M
Total	$ 89,420	$ 83,146	8%	$154,394	$152,551	1%
Income (Loss) from Operations
North America	$ 29,665	$ 26,583	12%	$ 44,924	$ 44,456	1%
Europe	2,241	2,088	7%	(1,939)	(284)	N/M
Asia/Pacific	(46)	(163)	N/M	(1,229)	(817)	N/M
Administrative and all other	(2,182)	(1,360)	N/M	(3,065)	(2,699)	N/M
Total	$ 29,678	$ 27,148	9%	$ 38,691	$ 40,656	(5%)

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.